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Exhibit 5.1

January 5, 2009

East West Bancorp, Inc.
135 North Los Robles Avenue
Pasadena, CA 91101

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is being rendered in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by East West Bancorp, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (a) 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.001 par value per share (the "Preferred Shares"), of the Company; (b) a warrant dated December 5, 2008 (the "Warrant") to purchase common stock, $0.001 par value per share, of the Company ("Common Stock"); and (c) the 3,035,109 shares of Common Stock for which the Warrant may be exercised (the "Warrant Shares," and together with the Preferred Shares and the Warrant, collectively, the "Securities"). All of the Securities are being registered on behalf of a securityholder of the Company (the "Selling Securityholder").

        The Securities were issued pursuant to a Letter Agreement, dated as of December 5, 2008 (the "Letter Agreement"), between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (the "Standard Terms"), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the "Securities Purchase Agreement").

        I have examined or considered originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of the Company, as amended, the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, the Amended and Restated Bylaws of the Company, the Securities Purchase Agreement, the Warrant, records of relevant corporate proceedings with respect to the offering of the Securities and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I have also reviewed the Registration Statement to be filed with the Commission with respect to the Securities.

        I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

        Based on the foregoing, I am of the opinion that the Warrant is a binding obligation of the Company, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles, and that the Preferred Shares, the Warrant and the Warrant Shares to be sold by the Selling Securityholder have been duly authorized and are (and in the case of the Warrant Shares, upon exercise in accordance with the terms of the Warrant, will be) validly issued, fully paid and nonassessable.

        I express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Delaware, applicable provisions of the Delaware constitution (collectively, the "Law") and the reported judicial interpretations interpreting the Law.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus included therein under the caption "Legal Matters" with respect to the matters stated therein without implying or admitting that I am an "expert" within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
/s/ DOUGLAS P. KRAUSE Executive Vice President, General Counsel and Corporate Secretary

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  Exhibit 5.1